Exhibit 5.1

JONES DAY

3161 MICHELSON DRIVE • SUITE 800 • IRVINE, CALIFORNIA 92612

TELEPHONE: (949) 851-3939 • FACSIMILE: (949) 553-7539

August 15, 2012

Oclaro, Inc.

2560 Junction Avenue

San Jose, California 95134

Re:	Registration Statement on Form S-8 Filed by Oclaro, Inc.

Ladies and Gentlemen:

We have acted as counsel for Oclaro, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 10,785,398 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan, as Amended (“Opnext Plan”) and the Pine Photonic Communications, Inc. 2000 Stock Plan (collectively, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans have been authorized by all necessary corporate action and will be, when issued or delivered and sold in accordance with such Plans, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, we have assumed that each offer of Shares under the Opnext Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued or delivered and sold pursuant to the Plan under the Act. In giving such consent, we do not thereby

JONES DAY

admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Jones Day